Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE FIRST QUARTER FISCAL 2019

~ Diluted Earnings per Share Increased 67.2% to $1.12 ~
~ Adjusted EPS of $1.14 near Top End of Guidance Range ~
~ Consolidated Sales of $5.81 Billion; Enterprise Same-Store Sales Increased 2.2% ~
~ Same-Store Sales by Segment: Dollar Tree +2.5%, Family Dollar +1.9% ~
~ Company Repurchased $100 Million in Shares ~
~ Initiated Testing of Dollar Tree Plus! Multi-Price Point Items in Select Dollar Tree Stores ~

CHESAPEAKE, Va. - May 30, 2019 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported financial results for its first quarter ended May 4, 2019.

“I am proud of our team’s efforts throughout the first quarter,” stated Gary Philbin, President and Chief Executive Officer. “Dollar Tree delivered a solid 2.5% increase in same-store sales while cycling its toughest quarterly compare from the prior year; and Family Dollar again demonstrated a sequential acceleration in comp sales. Family Dollar’s 1.9% same-store sales increase is the strongest quarterly performance since we began reporting Family Dollar comps.”

Philbin continued, “Dollar Tree continues to be a destination for customers looking for great values and convenience, as demonstrated by our 45th consecutive quarter of delivering an increase in same-store sales. And, we are excited to kick off the initial introduction of Dollar Tree Plus! multi-price point products into select test stores. These products are designed to provide our shoppers with More Choices, More Sizes, and More Savings. We are in the process of expanding this test to more than 100 Dollar Tree stores. Importantly, our Family Dollar turnaround is gaining traction. Our efforts to accelerate initiatives to optimize the real estate portfolio are making a difference as demonstrated by our improving same-store sales results. As previously communicated, these efforts will increase costs in the first half of fiscal 2019, and will then contribute to the opportunity for operating margin expansion as we work through the back half of this year.”

First Quarter Results

Consolidated net sales increased 4.6% to $5.81 billion from $5.55 billion in the prior year’s first quarter. Enterprise same-store sales increased 2.2%. Same-store sales for the Dollar Tree banner increased 2.5% on a constant currency basis (or 2.4% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Family Dollar banner increased 1.9%.

Gross profit increased 1.6% to $1.73 billion in the quarter compared to $1.70 billion in the prior year’s first quarter. As a percentage of sales, gross margin decreased to 29.7% compared to 30.6% in the prior year. The decrease in gross profit margin was driven by lower initial markup at Family Dollar, higher domestic freight and distribution costs, shrink in the Family Dollar segment, and $6.7 million, or $0.02 per diluted share, of increased occupancy costs related to the accelerated rent expense for Family Dollar stores scheduled to close in 2019, as a result of the implementation of the new leasing standard, ASC 842.

Selling, general and administrative expenses were 23.1% of sales compared to 22.7% of sales in the prior year's first quarter. The increase was driven by operating and corporate expenses related to the consolidation of our store support centers, payroll costs related to our investment in store hourly payroll, and higher legal fees, partially offset by lower depreciation and amortization costs as a percentage of sales.

Operating income for the quarter was $385.5 million compared with $437.6 million in the same period last year and operating income margin was 6.6% in the current quarter compared to 7.9% in last year’s quarter.

The Company's effective tax rate for the quarter was 22.1% compared to 22.6% in the prior year’s first quarter.

Net income compared to the prior year’s quarter increased $107.4 million to $267.9 million and diluted earnings per share increased 67.2% to $1.12 compared to $0.67 in the prior year’s quarter. The prior year’s quarter included $0.52 per diluted share of debt refinancing costs. Excluding the $6.7 million in accelerated rent expense related to ASC 842, which was not included in the Company’s previous outlook, adjusted diluted earnings per share for the quarter was $1.14.

The Company repurchased 960,683 shares during the quarter for $100 million. The Company has $900 million remaining on its share repurchase authorization plan.

During the quarter, the Company opened 91 stores, expanded or relocated 11 stores, and closed 16 Family Dollar stores and nine Dollar Tree stores. Additionally, the Company opened 45 Dollar Tree stores that were re-bannered from Family Dollar. Retail selling square footage at quarter end was approximately 120.4 million square feet.

Family Dollar Update

Store Optimization Program Update

As announced in March 2019, the Company is currently executing a store optimization program for its Family Dollar stores to improve performance. Detailed below is an update on this initiative:

•
The Company is rolling out a new model for both new and renovated Family Dollar stores, referred to as H2. The Company tested the H2 model in 2018 with positive results. The H2 model has improved merchandise offerings, including Dollar Tree $1 merchandise sections, an expanded party assortment and an expanded number of freezer and cooler doors. H2 stores are delivering increased traffic with average comparable store sales increases of greater than 10%. H2 stores perform well in a variety of locations, and especially in locations where Family Dollar has been most challenged in the past. The Company entered fiscal 2019 with approximately 200 H2 stores and, as of May 4, 2019, had approximately 550 H2 stores. The Company plans to renovate at least 1,000 stores in fiscal 2019.

•
The Company is taking action to close under-performing stores. The normal cadence of Family Dollar store closings on an annual basis is approximately 75 stores. In fiscal 2019, as previously announced, we expect to close as many as 390 stores, the majority of which will take place in the second quarter.

•	The Company plans to re-banner approximately 200 Family Dollar stores to the Dollar Tree brand in fiscal 2019.

•
Additionally, the Company plans to add adult beverage product in approximately 1,000 Family Dollar stores and expand freezers and coolers in approximately 400 Family Dollar stores in fiscal 2019. In the first quarter, adult beverage product was added to approximately 45 stores and freezers and coolers were expanded in approximately 55 stores.

Integration Update

The Company continues to be on track with the consolidation of its store support centers. This represents an important final step in the Company’s integration, which is scheduled to be completed in July 2019. The Company expects this consolidation will greatly enhance the communication, collaboration and teamwork within the organization and its ability to support the ongoing growth and development of the Dollar Tree and Family Dollar brands.

Dollar Tree Plus! Multi-Price Point Test Update

As previously disclosed in the Company’s Fourth Quarter and Fiscal Year 2018 earnings announcement, the Company has recently initiated a test of multi-price points, currently referred to as Dollar Tree Plus!, at an expanding number of Dollar Tree store locations. This carefully considered test, leveraging the merchandising strength and purchasing power of Family Dollar, is designed to understand how Dollar Tree’s deeply-loyal customers respond to the addition of merchandise at values greater than $1.

The Company conducted extensive planning during the first quarter 2019, including store selection and merchandising for the test. In mid-May, the Company introduced Dollar Tree Plus! merchandise into the first stores. The initial test phase is planned to be expanded to more than 100 urban, suburban and rural Dollar Tree store locations.

As the Company tests lifting the restriction on the $1 price point, it is not raising retail on its current assortment of items priced at $1. Customers will see new Dollar Tree Plus! items added to the Dollar Tree offering, providing them with great values and “More Choices, More Sizes, and More Savings.”

Philbin continued, “With its ‘Everything’s a Dollar’ model, Dollar Tree has remained one of the most unique, differentiated and defensible brand concepts in all of value retail. However, we have always been a ‘test-and-learn’ organization that is committed to evaluating all opportunities to deliver great value for our customers while driving long-term value creation. During this test, we look forward to measuring and assessing the initial results and understanding if the introduction of multiple price points across a broader set of stores is in the best interests of our customers, Company and shareholders.”

Company Outlook

The Company estimates consolidated net sales for the second quarter of 2019 to range from $5.66 billion to $5.76 billion, based on a low single-digit increase in same-store sales for the combined enterprise. Diluted earnings per share are estimated to be in the range of $0.64 to $0.73. This estimate includes approximately $57 million in the second quarter of the $95 million in discrete costs expected for the year. In addition, the updated outlook now includes $30 million, or $0.10 per diluted share, of costs related to second quarter store closures for lease obligations and related costs that were not included in the Company’s previous outlook.

For fiscal 2019, our guidance includes the expectation that Section 301 tariffs will be 25% on List 1, 2, and 3 goods. However, our guidance does not include potential tariffs on List 4 goods.

The Company estimates consolidated net sales for full-year fiscal 2019 will range from $23.51 billion to $23.83 billion. This estimate is based on a low single-digit increase in same-store sales and approximately 1.0% square footage growth. Diluted earnings per share are expected to range from $4.77 to $5.07, and include estimated discrete costs of approximately $95 million, or $0.31 per share, as previously disclosed. Additionally, the updated full-year outlook includes $30 million, or $0.10 per diluted share, in store closure costs and $15 million, or $0.05 per diluted share, in import freight costs related to increased freight rates based on our April negotiations.

Philbin concluded, “Our merchandising teams have done a tremendous job of mitigating the effects of 25% tariffs imposed under Section 301 for Chinese goods included on Lists 1, 2, and 3. We are uncertain as to whether, or when, tariffs will be applied to the List 4 products currently being considered by the United States Trade Representative. If tariffs on List 4 products are implemented, we expect that it will be impactful to both our business, and especially to consumers in general. Until we have more clarity, our outlook excludes the impact of tariffs on List 4 products. Our teams are doing an admirable job of controlling the controllables in running our business. We continue to believe we are well-positioned to capture the significant opportunity ahead of us as we focus on creating and driving value for our shareholders.”

Conference Call Information

On Thursday, May 30, 2019, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-949-2175. A recorded version of the call will be available until midnight

Wednesday, June 5, 2019, and may be accessed by dialing 888-203-1112. The access code is 2359201. A webcast of the call is accessible through Dollar Tree's website and will remain online through Wednesday, June 5, 2019.

Dollar Tree, a Fortune 200 Company, operated 15,264 stores across 48 states and five Canadian provinces as of May 4, 2019. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate,” “may,” “will,” “should,” “predict,” “possible,” “potential,” “continue,” “strategy,” and similar expressions. For example, our forward-looking statements include statements regarding second quarter 2019 and full-year 2019 results of operations, including consolidated net sales, expenses, same-store sales, operating income, diluted earnings per share, operating cash flow and tax rate; our square footage growth; estimated costs relating to our initiatives, including the discrete costs, and costs relating to lease obligations and fixtures in closed stores; our expectations regarding imposed and proposed tariffs and plans to address or mitigate the effects of tariffs on our business; the impacts of increases in wage rates, fuel costs and freight costs on our business; the timing of and expected annual cost savings from the completion of our headquarters consolidation; the benefits, results and effects of the ongoing integration with Family Dollar, including our estimates of future annual cost savings resulting from the acquisition and our efforts to make both Company-wide improvements as well as those targeted at Family Dollar; our plans and expectations relating to our store optimization program, including the opening of new stores, renovation of Family Dollar stores, re-bannering Family Dollar stores to Dollar Tree stores and closing Family Dollar stores, and the impact of the optimization program on comparable store sales and profitability; our plans regarding the testing of multi-price points at certain Dollar Tree stores; and our other plans, objectives, expectations (financial and otherwise) and intentions.  These statements are subject to risks and uncertainties.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 27, 2019, and other filings with the Securities and Exchange Commission.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended
	May 4, 2019	May 5, 2018

Net sales	$5,808.7	$5,553.7

Cost of sales	4,081.5	3,854.1

Gross profit	1,727.2	1,699.6
	29.7%	30.6%

Selling, general & administrative expenses	1,341.7	1,262.0
	23.1%	22.7%

Operating income	385.5	437.6
	6.6%	7.9%

Interest expense, net	41.4	230.0
Other expense, net	0.2	0.2

Income before income taxes	343.9	207.4
	5.9%	3.7%

Provision for income taxes	76.0	46.9
Income tax rate	22.1%	22.6%

Net income	$267.9	$160.5
	4.6%	2.9%

Net earnings per share:
Basic	$1.13	$0.68
Weighted average number of shares	238.0	237.5

Diluted	$1.12	$0.67
Weighted average number of shares	239.1	238.5

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expenses outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. In addition, the Company's debt covenants exclude the impact of certain unusual, non-recurring expenses. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

On February 3, 2019, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2016-2, "Leases (Topic 842)" and subsequent amendments ("ASC 842") which requires lessees to recognize right-of-use assets on the balance sheet. The Company did not elect the hindsight practical expedient; therefore, the adoption also resulted in the recognition of an estimate of the embedded impairment of right-of-use assets as a reduction to Retained earnings. In March 2019, the Company announced a store optimization program which includes the closing of up to 390 under-performing stores in 2019. Under ASC 842, the right-of-use assets must be amortized over the remaining operating terms which resulted in the acceleration of rent expense for the stores that the Company plans to close. The accelerated rent expense net of the rent foregone as a result of the embedded lease impairment was $6.7 million and this amount will be excluded in calculating the Company's compliance with its debt covenants, which requires reporting in accordance with GAAP as of the date of the Credit Agreement.

In the first quarter of 2018, the Company entered into a new Credit Agreement that provided a $1,250.0 million revolving credit facility and a $782.0 million term loan facility. The Company also announced the registered offering of $750.0 million aggregate principal amount of Senior Floating Rate Notes due 2020, $1,000.0 million of 3.7% Senior Notes due 2023, $1,000.0 million of 4.0% Senior Notes due 2025 and $1,250.0 million of 4.2% Senior Notes due 2028. In connection with entry into the new Credit Agreement, the Company terminated the existing Credit Agreement and paid a redemption premium of $6.5 million for the early payment of the Term Loan B-2 Loans. In connection with the offering of the new Senior Notes, the Company redeemed the 5.75% Senior Notes due 2023 and paid a redemption premium of $107.8 million. In connection with the termination of the old Credit Agreement and the payment of Term Loan B-2 and the 5.75% Senior Notes due 2023, the Company accelerated the expense of approximately $41.2 million of amortizable non-cash deferred financing costs and expensed approximately $0.4 million in non-capitalizable transaction costs. Interest on the new debt was approximately $7.9 million in the first quarter and the interest foregone on the redemption of Term Loan A-1 and Term Loan B-2 was approximately $3.3 million.

Reconciliation of Adjusted Net Income:	13 Weeks Ended
	May 4, 2019	May 5, 2018
Net income (GAAP)	$267.9	$160.5
Cost of sales adjustment:
Accelerated rent expense	6.7	—
Interest expense adjustment:
Redemption premium on 2023 Senior Notes	—	107.8
Redemption premium on Term Loan B-2	—	6.5
Deferred financing costs acceleration and non-capitalizable transaction costs	—	41.6
Interest expense new Senior Notes	—	7.9
Interest expense foregone on redemption of Term Loan A-1 and Term Loan B-2	—	(3.3)

Provision for income taxes on adjustment	(1.5)	(36.9)
Adjusted Net income (Non-GAAP)	$273.1	$284.1

Reconciliation of Adjusted EPS:	13 Weeks Ended
	May 4, 2019	May 5, 2018
Diluted earnings per share (GAAP)	$1.12	$0.67
Adjustment, net of tax	0.02	0.52
Adjusted EPS (Non-GAAP)	$1.14	$1.19

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended
	May 4, 2019		May 5, 2018
Net sales:
Dollar Tree	$2,959.3		$2,784.5
Family Dollar	2,849.4		2,769.2
Total net sales	$5,808.7		$5,553.7

Gross profit:
Dollar Tree	$1,021.2	34.5%	$960.8	34.5%
Family Dollar	706.0	24.8%	738.8	26.7%
Total gross profit	$1,727.2	29.7%	$1,699.6	30.6%

Operating income (loss):
Dollar Tree	$390.9	13.2%	$372.7	13.4%
Family Dollar	90.4	3.2%	143.8	5.2%
Corporate and support	(95.8)	(1.6%)	(78.9)	(1.4%)
Total operating income	$385.5	6.6%	$437.6	7.9%

	13 Weeks Ended
	May 4, 2019			May 5, 2018
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	7,001	8,236	15,237	6,650	8,185	14,835
New stores	65	26	91	68	62	130
Re-bannered stores (a)	45	(84)	(39)	—	(3)	(3)
Closings	(9)	(16)	(25)	(2)	(3)	(5)
Ending	7,102	8,162	15,264	6,716	8,241	14,957
Selling Square Footage (in millions)	61.2	59.2	120.4	57.9	59.7	117.6
Growth Rate (Square Footage)	5.7%	(0.8%)	2.4%	4.3%	2.6%	3.4%

(a) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	May 4,	February 2,	May 5,
	2019	2019	2018

Cash and cash equivalents	$725.8	$422.1	$475.2
Merchandise inventories	3,325.5	3,536.0	3,248.2
Other current assets	194.8	335.2	318.6
Total current assets	4,246.1	4,293.3	4,042.0

Property, plant and equipment, net	3,525.0	3,445.3	3,249.7
Restricted cash	24.7	24.6	—
Operating lease right-of-use assets	6,233.1	—	—
Goodwill	2,295.9	2,296.6	5,024.2
Favorable lease rights, net	—	288.7	354.9
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Other assets	51.6	52.7	56.3

Total assets	$19,476.4	$13,501.2	$15,827.1

Current portion of long-term debt	$750.0	$—	$—
Current portion of operating lease liabilities	1,202.9	—	—
Accounts payable	1,186.5	1,416.4	1,181.5
Income taxes payable	125.2	60.0	81.7
Other current liabilities	701.7	619.3	654.0
Total current liabilities	3,966.3	2,095.7	1,917.2

Long-term debt, net, excluding current portion	3,516.9	4,265.3	5,040.1
Operating lease liabilities, long-term	4,984.6	—	—
Unfavorable lease rights, net	—	78.8	94.5
Deferred income taxes, net	954.2	973.2	976.2
Income taxes payable, long-term	35.8	35.4	42.5
Other liabilities	262.7	409.9	400.9

Total liabilities	13,720.5	7,858.3	8,471.4

Shareholders' equity	5,755.9	5,642.9	7,355.7

Total liabilities and shareholders' equity	$19,476.4	$13,501.2	$15,827.1

The February 2, 2019 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	13 Weeks Ended
	May 4,	May 5,
	2019	2018

Cash flows from operating activities:
Net income	$267.9	$160.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	151.2	151.5
Provision for deferred income taxes	3.0	(9.0)
Amortization of debt discount and debt-issuance costs	1.6	49.7
Other non-cash adjustments to net income	33.4	33.6
Loss on debt extinguishment	—	114.7
Changes in operating assets and liabilities	157.0	(113.4)
Total adjustments	346.2	227.1
Net cash provided by operating activities	614.1	387.6

Cash flows from investing activities:
Capital expenditures	(209.2)	(180.9)
Proceeds from governmental grant	16.5	—
Proceeds from (payments for) fixed asset disposition	0.3	(0.2)
Net cash used in investing activities	(192.4)	(181.1)

Cash flows from financing activities:
Proceeds from long-term debt, net of discount	—	4,775.8
Principal payments for long-term debt	—	(5,432.7)
Debt-issuance and debt extinguishment costs	—	(155.3)
Proceeds from revolving credit facility	—	50.0
Repayments of revolving credit facility	—	(50.0)
Proceeds from stock issued pursuant to stock-based compensation plans	5.8	4.6
Cash paid for taxes on exercises/vesting of stock-based compensation	(23.3)	(21.2)
Payments for repurchase of stock	(100.0)	—
Net cash used in financing activities	(117.5)	(828.8)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.4)	(0.3)
Net increase (decrease) in cash, cash equivalents and restricted cash	303.8	(622.6)
Cash, cash equivalents and restricted cash at beginning of period	446.7	1,097.8
Cash, cash equivalents and restricted cash at end of period	$750.5	$475.2